Exhibit 99.1

Press Release	Source: The Reader’s Digest Association, Inc.

The Reader’s Digest Association, Inc. Announces Proposed Offering of $750 Million of Senior Subordinated Notes by Doctor Acquisition Co. in connection with Proposed Merger

PLEASANTVILLE, N.Y., Feb. 16/PRNewswire-FirstCall—The Reader’s Digest Association, Inc. (NYSE:RDA) today announced that Doctor Acquisition Co., which is proposed to be merged with and into RDA, intends to offer an aggregate of $750 million principal amount of senior subordinated notes due 2017. The notes are being offered in connection with the previously announced acquisition of RDA by an investor group led by Ripplewood Holdings L.L.C. (the “Merger”).

In the Merger, Doctor Acquisition Co. will merge with and into RDA and the notes will be issued by RDA as the surviving corporation in the Merger.  The net proceeds from the offering of the notes, together with other financing sources, will be used to consummate the Merger and related transactions.  The consummation of the offering is subject to market and other conditions, including the closing of the Merger.

The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SOURCE The Reader’s Digest Association, Inc.

Media: William Adler, (914) 244-7585

Investors: Richard Clark, (914) 244-5425